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LP Building Solutions Board Names Chief Executive Officer W. Bradley Southern as Chairman

NASHVILLE, Tenn. (May 22, 2020) - LP Building Solutions (LP) (NYSE: LPX) today announced that its Board of Directors has elected W. Bradley Southern as chairman, effective immediately. Southern will also continue to serve as chief executive officer (CEO) of the building solutions company, a role he has held since July 2017. Southern succeeds E. Gary Cook, who has served as chairman since 2004 and a director since 2000 before reaching the required retirement age.

Additionally, the LP Board of Directors announced that Dustan E. McCoy has been appointed lead independent director, effective immediately.

“We are excited to have Brad Southern assume the role of chairman,” said McCoy. “The combination of the offices of CEO and chairman underscores the Board’s confidence in Brad. During his tenure as CEO, Brad has been instrumental in driving the company’s strategic transformation, which is making the company stronger and more resilient. LP is well-positioned to drive shareholder value under Brad’s direction, and our shareholders, customers and employees will all benefit from his leadership.”

“I am honored by the Board’s support as we steward LP’s mission to help customers build beautiful, durable homes so that shareholders can build lasting value,” said Southern. “On behalf of everyone at LP, we thank Gary for his years of unwavering leadership and prudent counsel. Gary followed his own esteemed career by helping to shape LP over the last 20 years into the company it is today. As we position LP for another half century of success, we are grateful for his contributions.”

Named 2019 North American CEO of the Year by Fastmarkets RISI, Southern joined LP in 1999 and became the company’s fifth CEO in 2017. As CEO, he directs LP’s strategic transformation and is responsible for all aspects of LP’s business and operations.

McCoy joined the company’s Board of Directors in 2002, serving on the Compensation and Nominating and Corporate Governance committees and now as lead independent director. He is the former chairman, CEO and director of Brunswick Corporation, a market leader in the marine, fitness and billiards industries, until his retirement in 2016. McCoy also serves on the Board of Directors of Freeport-McMoRan, Inc. and YETI Holdings, Inc.

About LP Building Solutions
As a proven leader in high-performance building solutions, LP Building Solutions manufactures uniquely engineered, innovative building products that meet the demands and needs of the building industry. Its extensive product portfolio includes durable and dependable exterior siding and trim systems, engineered wood framing and structural panels for single-family homes, multifamily projects, repair and remodel markets, light commercial facilities, and outdoor buildings. We also provide industry-leading service and warranties to help customers build smarter, better and faster. Founded in 1973, LP is a global company headquartered in Nashville, Tennessee, and traded on the New York Stock Exchange under the symbol LPX. For more information, visit LPCorp.com.